EXHIBIT 99.1


                 E-LOAN RAISES Q2 AND FY 2003 FINANCIAL GUIDANCE


  E-LOAN RAISES Q2 2003 EPS GUIDANCE TO $0.10 TO $0.11 FROM $0.08; RAISES FULL
     YEAR 2003 EPS GUIDANCE 30% TO $0.35; REVENUE GUIDANCE RAISED TO RECORD LEVELS OF $42 MILLION FOR Q2 AND $155 MILLION FOR FULL YEAR 2003; EXPECTS
          STRONG DIVERSIFIED REVENUE GROWTH OF 25% TO 30% IN Q2 OVER Q1

         DUBLIN, Calif., June 16, 2003 -- E-LOAN, Inc. (Nasdaq: EELN), a consumer direct lender and debt advisor, today announced it raised financial guidance for the second quarter and full year 2003. The company also announced that it expects to achieve 25 to 30 percent growth in diversified product revenue -- comprised of purchase and non-prime mortgage, home equity and auto loans -- in the second quarter compared to the first quarter of 2003.

         "Based on strong growth in our diversified product revenue -- comprised of purchase and non-prime mortgage, home equity and auto loans -- and the ongoing favorable refinance environment, we're pleased to raise our financial guidance," said Matt Roberts, E-LOAN's Chief Financial Officer.

         In the second quarter of 2003, E-LOAN now expects to report record revenue of approximately $42 million and net income of $0.10 to $0.11 earnings per share. Prior second quarter guidance provided on April 24, 2003 was for revenue of $39.5 million and net income of $0.08 earnings per share. For the full year 2003, E-LOAN now expects record revenue of approximately $155 million and record net income of $0.35 earnings per share. Prior full year guidance provided on April 24, 2003 was for revenue of $144 million and net income of $0.27 earnings per share. Earnings per share guidance for the second quarter and full year 2003 assume 67 million and 68 million diluted shares, respectively.

ABOUT E-LOAN, INC.

         E-LOAN, Inc. is a consumer direct lender and debt advisor dedicated to providing borrowers across the credit spectrum with a more enjoyable and affordable way to obtain home purchase, refinance, home equity and auto loans. By making credit scores freely available to consumers and integrating them with a suite of sophisticated tools, E-LOAN is pioneering debt advice -- helping consumers proactively manage their debt to lower their overall borrowing costs. The company relentlessly advocates eliminating the dumb processes, fees, hassle, haggle and lack of transparency traditionally associated with the consumer loan experience. E-LOAN is passionate about consumers' financial privacy, and has implemented industry leading privacy practices and joined hands with consumer groups in an effort to enact strong consumer financial privacy protection laws.

         Consumers can log onto www.eloan.com or call 1-800-E-LOAN-22 to access E-LOAN's products, services and team of dedicated loan professionals. E-LOAN, Inc., which has delivered six consecutive profitable quarters through the first quarter of 2003, is publicly traded on the Nasdaq National Market under the symbol EELN. From inception through March 2003, E-LOAN has originated and sold over $14 billion in consumer loans.

         THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. E-LOAN'S ACTUAL RESULTS MAY DIFFER FROM THE RESULTS DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER INCLUDE, BUT ARE NOT LIMITED TO, GENERAL CONDITIONS IN THE MORTGAGE AND AUTO INDUSTRIES, INTEREST RATE FLUCTUATIONS, AND THE IMPACT OF


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COMPETITIVE PRODUCTS. THESE AND OTHER RISK FACTORS ARE DETAILED IN E-LOAN'S
PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.